Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

BALLANTYNE OF OMAHA REPORTS 2005 SECOND QUARTER RESULTS

- Revenues Increase 12% to $13.0 Million, Net Income Rises 26% to $1.1 Million -

OMAHA, Nebraska (July 27, 2005) Ballantyne of Omaha, Inc. (Amex: BTN), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results for the three- and six-month periods ended June 30, 2005.

Net revenues for the three-month period ended June 30, 2005 rose 12% to approximately $13.0 million from $11.7 million in the comparable year-ago period.  The net revenue increase reflects higher demand from motion picture exhibitors for the Company’s theater products and increased sales of Xenon replacement bulbs.

Gross profit in the second quarter of 2005 rose 14% to $3.7 million, or 28.3% of net revenues, from $3.2 million, or 27.8% of net revenues, in the second quarter of 2004.  Gross profit margin in the 2005 period reflects continuing efficiencies in the manufacturing process, offset by increased sales of lower margin Xenon lamps and lower sales of higher margin replacement parts.

Net income in the 2005 second quarter increased 26% to $1,061,261, or $0.08 per diluted share, compared to net income of $845,315, or $0.06 per diluted share, in the 2004 second quarter.  Per share results are based on a weighted average number of diluted shares outstanding of 13,886,873 and 13,560,628 for the second quarters of 2005 and 2004, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Overall demand for our projection equipment and related theater products remained strong in the second quarter and on track to meet our full-year expectations.  Replacement parts sales of $1.8 million were lower compared to the year-ago level, but rose from the $1.7 million level we recorded in the 2005 first quarter, as we predicted.  Sales of Xenon lamps increased to $1.3 million, while sales to foreign customers remained flat, compared to year-ago levels.”

-more-

“During the second quarter, we entered into a definitive agreement with NEC Solutions (America), Inc. to distribute its full line of digital cinema and in-theater advertising products.  NEC products are well-regarded in the motion picture exhibition industry and their status as one of three licensees of the Texas Instruments’ DLP digital cinema technology makes them an ideal partner for our market reach and distribution network.”

“Although we do not expect to generate material revenue from this agreement in 2005, we believe the relationship importantly positions Ballantyne with an attractive partner for the motion picture industry’s eventual transition to digital cinema.  Our long-term goal is to advance our relationship with NEC so that Ballantyne participates, to the greatest extent possible, in the manufacture of NEC’s next-generation of digital cinema products for the commercial exhibition market, due in 2006.  This will maximize our investment in the manufacturing process and ultimately achieve a higher return for our shareholders.”

For the six-month period ended June 30, 2005, net revenues rose 11% to approximately $25.6 million from approximately $23.0 million in the comparable year-ago period.  Gross profit in the first half of 2005 rose 11% to $7.1 million, or 27.7% of net revenues, from $6.4 million, or 27.9% of net revenues, in the first six months of 2004.  Net income in the first six months of 2005 increased 18% to approximately $2.0 million, or $0.14 per diluted share, compared to net income of approximately $1.7 million, or $0.13 per diluted share, in year ago period.  Per share results are based on a weighted average number of diluted shares outstanding of 13,865,167 and 13,543,569 for the first six months of 2005 and 2004, respectively.

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net revenues	$13,041,594	$11,657,967	$25,553,463	22,955,379
Cost of revenues	9,354,602	8,420,804	18,471,880	16,560,482
Gross profit	3,686,992	3,237,163	7,081,583	6,394,897

Selling & administrative expenses:
Selling	616,497	627,385	1,355,909	1,371,432
Administrative	1,423,124	1,313,536	2,617,536	2,344,734
Total selling & administrative exp.	2,039,621	1,940,921	3,973,445	3,716,166

Income from operations	1,647,371	1,296,242	3,108,138	2,678,731

Other income (expense), net	(9,387)	20,469	(38,906)	(19,482)

Income before interest and taxes	1,637,984	1,316,711	3,069,232	2,659,249

Net interest income	86,558	17,248	150,054	18,607
Income before income taxes	1,724,542	1,333,959	3,219,286	2,677,856

Income tax expense	(663,281)	(488,644)	(1,216,111)	(977,546)
Net income	$1,061,261	$845,315	$2,003,175	1,700,310

Earnings per share
Basic	$0.08	$0.07	$0.15	0.13
Diluted	$0.08	$0.06	$0.14	0.13

Weighted average shares outstanding:
Basic	13,218,957	12,812,270	13,135,310	12,767,265
Diluted	13,886,873	13,560,628	13,865,167	13,543,569

-tables follow-

Selected Balance Sheet Items:

	June 30, 2005	December 31, 2004
	(unaudited)

Cash and cash equivalents	$16,603,484	$14,031,984
Accounts receivable, net	6,025,878	6,159,764
Inventories, net	12,197,722	12,173,966
Current portion of long-term debt	26,831	25,935
Long-term debt	28,725	42,370
Accounts payable and accrued expenses	6,709,165	7,077,303
Total stockholders’ equity	$37,263,548	$34,523,438

Selected Cash Flow Statement Items (unaudited):

	Six Months Ended June 30,
	2005	2004

Net income	$2,003,175	$1,700,310
Depreciation and amortization	583,605	563,912
Net cash provided by operating activities	2,375,431	4,632,808
Capital expenditures	(538,117)	(519,088)
Net cash used in investing activities	(528,117)	(518,288)
Net cash provided by financing activities	724,186	56,806
Net increase in cash & cash equivalents	2,571,500	4,171,326
Cash & cash equivalents at beginning of period	14,031,984	8,761,568
Cash & cash equivalents at end of period	$16,603,484	$12,932,894

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